------                           U.S. SECURITIES AND EXCHANGE COMMISSION                              ------------------------------
FORM 4                                   WASHINGTON, D.C. 20549                                                OMB APPROVAL
------                                                                                                ------------------------------
                               STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP                           OMB Number:          3235-0287
[ ] Check this box if no                                                                              Expires:     December 31, 2001
    longer subject to         Filed pursuant to Section 16(a) of the Securities                       Estimated average burden
    Section 16. Form 4            Exchange Act of 1934, Section 17(a) of the                          hours per response.........0.5
    or Form 5 obligations         Public Utility Holding Company Act of 1935                          ------------------------------
    may continue. See              or Section 30(f) of the Investment Company
    Instruction 1(b).                           Act of 1940

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 1. Name and Address of Reporting Person*      2. Issuer Name and Ticker or Trading Symbol   6. Relationship of Reporting Person(s)
    McADAM,         JOHN                          F5 NETWORKS, INC. (ffiv)                      to Issuer (check all applicable)
--------------------------------------------   ----------------------------------------------    X  Director          10% Owner
    (Last)        (First)         (Middle)     3. IRS or Social Security  4. Statement for      ----              ---
    501 ELLIOTT AVENUE WEST                       Number of Reporting        Month/Year          X  Officer        X  Other (specify
--------------------------------------------      Person (Voluntary)         JANUARY 2001       ----              --- below)
                  (Street)                                                -------------------   (give title below)
    SEATTLE,          WA           98119                                  5. If Amendment,      PRESIDENT/CEO
--------------------------------------------                                 Date of Original   DIRECTOR
    (City)        (State)           (Zip)                                    (Month/Year)       ------------------------------------
                                                                                             7. Individual or Joint/Group Filing
                                                                          -------------------   (check applicable line)
                                                                                                 X    Form filed by One
                                                                                                ----  Reporting Person
                                                                                                      Form filed by More Than
                                                                                                ----  One Reporting Person
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                         TABLE I -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
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 1. Title of Security           2. Trans-   3. Trans-    4. Securities Acquired (A)  5. Amount of        6. Ownership  7. Nature of
    (Instr. 3)                     action      action       or Disposed of (D)          Securities          Form:         Indirect
                                   Date        Code         (Instr. 3, 4 and 5)         Beneficially        Direct        Beneficial
                                               (Instr. 8)                               Owned at            (D) or        Ownership
                                  (Month/                                               End of Month        Indirect      (Instr. 4)
                                   Day/   ---------------------------------------       (Instr. 3 and 4)    (I)
                                   Year)  Code    V      Amount   (A) or    Price                           (Instr. 4)
                                                                  (D)
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   COMMON STOCK                  01/18/01  M             50,000    A        $1.00       50,000              D
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
*If the form is filed by more than one reporting person, see Instruction 4(b)(v).
POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM ARE NOT      PAGE 1 OF 3 PAGES   (Over)
REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.                                   SEC 1474 (3-99)

FORM 4 (CONTINUED)        TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                  (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

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1. Title of Derivative    2. Conver-   3. Trans-  4. Trans-   5. Number of     6. Date Exer-   7. Title and Amount   8. Price
   Security                  sion or      action     action      Derivative       cisable and     of Underlying         of
   (Instr. 3)                Exercise     Date       Code        Securities       Expiration      Securities            Deriv-
                             Price of     (Month/    (Instr.     Acquired (A)     Date            (Instr. 3 and 4)      ative
                             Deriv-       Day/       8)          or Disposed      (Month/Day/                           Secur-
                             ative        Year)                  of (D) (Instr.   Year)                                 ity
                             Security                            3, 4, and 5)                                           (Instr. 5)
                                                                               -----------------------------------
                                                                               Date    Expira-            Amount or
                                                    -------------------------- Exer-   tion       Title   Number of
                                                    Code  V     (A)     (D)    cisable Date               Shares
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NON-QUALIFIED STOCK          $1.00       01/18/01    M                50,000  07/24/01 07/23/10  COMMON   50,000
OPTION (RIGHT TO BUY)                                                            (1)             STOCK
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NON-QUALIFIED STOCK          $9.50       1/1/01      A       100,000          01/01/02 01/01/11  COMMON   100,000
OPTION (RIGHT TO BUY)(2)                                                                         STOCK
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9. Number of           10. Ownership               11. Nature of
   Derivative              Form of                     Indirect
   Securities              Derivative                  Beneficial
   Beneficially            Security:                   Ownership
   Owned at End            Direct (D)                  (Instr. 4)
   of Month                or Indirect (I)
   (Instr. 4)              (Instr. 4)

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         0                 D

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   100,000                 D

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Explanation of Responses:

  SEE CONTINUATION PAGE(S) FOR FOOTNOTES.

**Intentional misstatements or omissions of facts constitute Federal Criminal Violations.    /s/ JOHN McADAM                 2/6/01
  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).                                                  ------------------------------- -------
                                                                                             **Signature of Reporting Person   Date
Note: File three copies of this Form, one of which must be manually signed.
      If space provided is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this                   PAGE 2 OF 3 PAGES   Page 2
form are not required to respond unless the form displays a currently valid OMB Number.                              SEC 1474 (3-99)

McADAM, JOHN                   F5 NETWORKS, INC. (ffiv)       PAGE 3 OF 3 PAGES
501 ELLIOTT AVENUE WEST        JANUARY 2001
SEATTLE, WA 98119

(1) VESTING ACCELERATED 100% ON 1/18/01.

(2) OPTIONS VEST 50% AFTER ONE YEAR AND THE REMAINING 50% AFTER THE SECOND YEAR.